ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT

THIS AGREEMENT is made as of ____________, 2008 by and between UBS ENSO FUND, a Delaware statutory trust (the “Fund”), and PFPC INC., a Massachusetts corporation (“PFPC”).

W I T N E S S E T H :

WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, the Fund wishes to retain PFPC to provide administration, accounting and investor services provided for herein, and PFPC wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Definitions. As used in this Agreement:
(a)

“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(b)	“Board of Trustees” shall have the same meanings as used in the Fund’s declaration of trust (the “Declaration of Trust”).
(c)

“Organizational Documents” means, in the case of the Fund, the by-laws, confidential private placement memorandum, partnership agreement, trust deed, partnership or other documents constituting the Fund.

(d)

“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)

“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.

Appointment. The Fund hereby appoints PFPC to provide administration, accounting and investor services, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3.

Compliance with Rules and Regulations. PFPC undertakes to comply with the applicable requirements of the material laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund.

4.	Instructions.
(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.
(b)

PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Board of Trustees, unless and until PFPC receives Written Instructions to the contrary.

(c)

The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

5.	Right to Receive Advice.
(a)	Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.
(b)

Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or PFPC, at the option of PFPC), provided that such counsel is selected with reasonable care.

(c)

Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel selected with reasonable care, PFPC shall be entitled to rely upon and follow the advice of such counsel. PFPC shall promptly inform the Fund of such conflict. If PFPC relies on the advice of counsel, PFPC will remain liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

(d)

Protection of PFPC. PFPC shall be indemnified by the Fund and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC to seek such directions or advice or Oral Instructions or Written Instructions.

6.	Records; Visits.
(a)

The books and records pertaining to the Fund which are in the possession or under the control of PFPC shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund’s expense. Any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

(b)	PFPC shall keep the following records:
(i)	all books and records with respect to the Fund’s books of account; and
(ii)	records of the Fund’s securities transactions.

PFPC may house these records in a third party storage facility.

7.

Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by PFPC in connection with an independent third party compliance or other review; (h) is necessary for PFPC to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.

8.

Liaison with Accountants. PFPC shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

9.

PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

10.

Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s failure to meet its Standard of Care (defined in Section 12 below) under this Agreement.

11.	Compensation.
(a)	As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to in writing by the Fund and PFPC.
(b)

The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Fund and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12.	Responsibility of PFPC.
(a)

PFPC shall be under no duty hereunder to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. Subject to the terms of this Section 12, PFPC shall be liable only for damages only to the extent such damages arise out of PFPC’s intentional misconduct, bad faith, gross negligence or reckless disregard of such duties (“Standard of Care”).

(b)

Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.

(c)

Notwithstanding anything in this Agreement (whether contained anywhere in Sections 14-16 or otherwise) to the contrary, Fund hereby acknowledges and agrees that (i) PFPC, in the course of providing tax-related services or calculating and reporting portfolio performance hereunder, may rely upon PFPC’s interpretation of tax positions or its interpretation of relevant circumstances (as determined by PFPC) in providing such tax services and in determining methods of calculating portfolio performance to be used, and that (ii) PFPC shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage is due to PFPC’s breach of its Standard of Care hereunder.

(d)

Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding sentence, Fund hereby acknowledges and agrees that PFPC shall not be liable for any losses or damages of any kind associated with any tax filings with which PFPC has assisted in any way except to the extent such loss or damage is due to PFPC’s breach of its Standard of Care hereunder.

(e)

Notwithstanding anything in this Agreement to the contrary, neither party nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party or its affiliates.

(f)	Each party shall have a duty to mitigate damages for which the other party may become responsible.
(g)	The provisions of this Section 12 shall survive termination of this Agreement.
13.

Indemnification. Absent PFPC’s failure to meet its Standard of Care (defined in Section 12 above), the Fund agrees to indemnify and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund. The provisions of this Section 13 shall survive termination of this Agreement.

14.	Description of Accounting Services on a Continuous Basis. PFPC will perform the following accounting services:
(i)	Journalize investment, capital and income and expense activities;
(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for the Fund (“Adviser”) in accordance with PFPC’s written procedures;
(iii)	Maintain individual ledgers for investment securities;
(iv)	Maintain historical tax lots for each security;
(v)	Record and reconcile corporate action activity and all other capital changes with the Fund’s Adviser;
(vi)	Reconcile cash and investment balances of the Fund with the custodian, and provide the Adviser with the beginning cash balance available for investment purposes.
(vii)	Update the cash availability throughout the month as required by the Adviser, including details of cash movements related to securities and payment of Fund expenses;
(viii)	Calculate contractual expenses (e.g. advisory and custody fees) in accordance with the Fund’s Confidential Memorandum;
(ix)	Maintain expense budget for the Fund and notify an officer of the Fund of any proposed adjustments;
(x)	Control all disbursements and authorize such disbursements from the Fund’s account at the custodian upon Written Instructions;
(xi)	Calculate capital gains and losses;
(xii)	Determine net income;
(xiii)	Determine applicable foreign exchange gains and losses on payables and receivables, if any;
(xiv)

Obtain monthly security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value and the appreciation/depreciation on the Fund’s investments;

(xv)	Transmit or otherwise send a copy of the portfolio valuation to the Adviser;
(xvi)	Compute net asset values monthly; and
(xvii)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity in accordance with applicable regulations.
15.	Description of Administration Services on a Continuous Basis. PFPC will perform the following administration services:
(i)	Prepare monthly security transaction listings;
(ii)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;
(iii)	Provide to the extent contained in accounting records materials required for board reporting as may be requested from time to time;
(iv)	Prepare and coordinate the services of the Fund’s printer for the printing of and filing with the SEC via EDGAR the Fund’s annual and semi-annual shareholder reports;
(v)	Assist in the preparation of registration statements;
(vi)

Transmit or otherwise send, to the extent practicable and feasible, requested detailed information related to the Members, including admission details, income, capital gains and losses, and performance detail;

(vii)	Mail Fund offering materials to prospective investors;
(viii)	Mail quarterly reports of the Adviser and Semi-Annual Financial Statements to investors as well as any other necessary correspondence; and
(ix)	Prepare monthly Sub Chapter M Compliance testing.
16.	Description of Investor Services on a Continuous Basis. PFPC will perform the following functions:
(i)	Maintain the register of Members of the Fund and enter on such register all issues, transfers and repurchases of interests in the Fund;
(ii)	Arrange for the calculation of the issue and repurchase prices of interests in the Fund in accordance with the Limited Liability Company Agreement and the Fund’s Confidential Memorandum;
(iii)	Allocate income, expenses, gains and losses to individual Members’ capital accounts in accordance with the Fund’s Confidential Memorandum;
(iv)

Calculate the Incentive Allocation, if any, in accordance with the Fund’s Confidential Memorandum and reallocate corresponding amounts from the applicable Members’ accounts to the Special Advisory Account; and

(v)	Mail tender offers to Members for purposes of executing repurchases.
17.

Duration and Termination. This Agreement shall continue until terminated by the Fund or by PFPC on sixty (60) days’ prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all trailing expenses incurred by PFPC, will be borne by the Fund.

18.

Notices. All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given seven days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, DE 19809, attn: President (or such other address as PFPC may inform the Fund in writing); (b) if to the Fund, at 51 W. 52nd Street, 23rd Floor, New York, NY 10019, attn: Attn: Wassim Nahas or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.

19.	Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.
20.

Delegation; Assignment. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund thirty (30) days prior written notice of such assignment or delegation.

21.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
22.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.
23.	Miscellaneous.
(a)

Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)

Non-Solicitation. During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC’s employees, and the Fund shall cause the Fund’s sponsor and the Fund’s direct affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the PFPC employee was identified by such entity solely as a result of the PFPC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c)

No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

(d)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
(e)	Information. The Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Fund.
(f)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.
(g)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
(h)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(i)

No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(j)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.
(k)

Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:

Name:

Title:

UBS ENSO FUND

By:

Name:

Title: